Exhibit 16.1

March 11, 2008

Office of the Chief Accountant
Securities & Exchange Commission
100 F Street, NE
Washington D.C. 20549

Ladies and Gentlemen,

We have read the statements included under Item 4.01, Changes in Registrant’s Certifying Accountant, in the Form 8-K dated November 19, 2007, of Beverly Holdings, Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we are in agreement with the statements therein insofar as they relate to our firm.  We are not in a position to agree or disagree with the statements in Item 4.01 regarding the engagement of RBSM LLP as the new independent registered public accounting firm.

By:	/s/ Hansen, Barnett & Maxwell, P.C.
HANSEN, BARNETT & MAXWELL, P.C.